Exhibit 10.31

AMENDMENT NO. 2

THIS AMENDMENT NO. 2 dated as of the 1st day of November, 2005, between 450 PARK LLC (“Landlord”), having an office c/o Taconic Management Company LLC, 111 Eighth Avenue, New York, New York 10011 and TABERNA REALTY FINANCE TRUST, a Maryland Real Estate Investment Trust (“Tenant”), having an office at 450 Park Avenue, New York, New York 10011.

WHEREAS, Landlord and Tenant are parties to a lease dated as of April     , 2004 as amended by Amendment No. 1 (hereinafter collectively referred to as the “Lease”) for certain premises (the “Original Premises”) located on a portion of the 10th and 23rd floors in the building known as 450 Park Avenue, New York, New York (the “Building”);

WHEREAS, Landlord and Tenant wish to amend the Lease on the terms hereinafter set forth;

WHEREAS, simultaneously herewith, the named Tenant above is assigning its interest in the Lease, as hereby amended, to Taberna Realty Finance Trust (a private mortgage REIT) (“Taberna”; a Related Entity) pursuant to that certain Assignment and Assumption of Lease attached hereto as Exhibit B and Consent to Assignment letter attached hereto as Exhibit C; and

WHEREAS, all defined terms herein shall have the same meanings as are ascribed to them in the Lease unless another meaning is specifically set forth herein.

NOW, THEREFORE, in consideration of the demised premises and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged and agreed, Landlord and Tenant agree as follows:

1. Landlord and Tenant hereby agree to extend the term (the “Extended Term”) of the Lease through and including March 31, 2016 (the “Extended Term Expiration Date”) subject to and upon all of the terms and conditions of the Lease, as hereby amended.

2.(a) Landlord hereby leases to Tenant, and Tenant hereby hires from Landlord the premises located on the 11th floor of the Building, as more particularly shown on Exhibit A attached hereto (the “Replacement Premises”) for a term (the “Replacement Term”) commencing on the date hereof (the “Replacement Premises Commencement Date”) and ending on the Extended Term Expiration Date, subject to the terms of the Lease, as modified by this Amendment.

(b) Effective as of the Replacement Premises Commencement Date, Tenant shall lease the Replacement Premises upon all of the terms and conditions of the Lease, including without limitation, the payment of Fixed Rent, increases in Operating Expenses and Real Estate Taxes, electric charges, and all other additional rent payable under the Lease, except as otherwise provided below.

(c) Notwithstanding the foregoing, as of the Replacement Premises Commencement Date the following shall apply:

(i) The Fixed Rent (inclusive of the Electrical Inclusion Factor of $29,820.00 per annum, subject to increases as set forth in the Lease) payable under the Lease with respect to the Replacement Premises shall be an amount equal to (1) $825,020.00 per annum ($68,751.67 per month) for the period commencing on the Replacement Premises Commencement Date through and including the last day of the month immediately preceding the month in which occurs the five (5) year, three (3) month anniversary of the Replacement Premises Commencement Date, and (ii) $874,720.00 per annum ($72,893.33 per month) for the period commencing on the first day of the month in which occurs the five (5) year three (3) month anniversary of the Replacement Premises Commencement Date through and including the Extended Term Expiration Date.

(ii) The Replacement Premises shall be deemed to consist of 9,940 rentable square feet for all purposes of the Lease.

(iii) Tenant shall continue to pay Real Estate Tax and Operating Expense increases, as set forth in the Lease for the Extended Term, provided the Base Tax Year shall be the Tax Year commencing on July 1, 2005 and ending on June 30, 2006 and the Base Expense Year shall be the calendar year 2006.

(iv) The Electrical Inclusion Factor shall be $29,820.00 per annum (it being acknowledged that such amount is included in the Fixed Rent above) from the Replacement Premises Commencement Date (subject to increases as set forth in the Lease), Tenant’s Operating Share shall be 3.5026% and Tenant’s Tax Share shall be 3.2493% through the Extended Term Expiration Date.

(v) Tenant has inspected the Replacement Premises and agrees (A) to accept possession of the Replacement Premises in their “as is” condition existing as of the Replacement Premises Commencement Date, (B) that neither Landlord nor Landlord’s agents have made any representations or warranties with respect to the Replacement Premises, and (C) Landlord has no obligation to perform any work, supply any materials, incur any expense or make any alterations or improvements to the Replacement Premises to prepare the Replacement Premises for Tenant’s occupancy, subject to Landlord’s general maintenance and repair obligations expressly provided under the Lease. Tenant’s occupancy of any part of the Replacement Premises shall be conclusive evidence, as against Tenant, that Tenant has accepted possession of the Replacement Premises in their then current condition, except as to latent defects notice of which is provided to Landlord within six (6) months after the Replacement Premises Commencement Date, and subject to Landlord’s obligations contained in the Lease.

(vi) If Tenant is not then in default under this Lease, as hereby amended, Tenant shall not be required to pay $66,266.67 from each of the first six (6) monthly installments of Fixed Rent payable under the Lease for the Replacement Premises (i.e. an aggregate rent credit of $397,600.02). To the extent any of such first six (6) months shall be a partial month for which the monthly rent is less than $66,266.67, Tenant shall receive the applicable rent credit for the next succeeding month that Fixed Rent is payable and equals at least $66,266.67.

3. (a) Landlord shall pay to Tenant an amount not to exceed $546,700.00 (“Landlord’s Contribution”) toward the cost of the initial improvements made by Tenant in the

Replacement Premises for its occupancy thereof (the “Initial Installations”) (excluding any “soft costs” and Tenant’s Property), provided that as of the date on which Landlord is required to make payment thereof pursuant hereto: (i) the Lease as hereby amended, is in full force and effect, and (ii) no Event of Default then exists. Tenant shall pay all costs of the Initial Installations in excess of Landlord’s Contribution. Landlord’s Contribution shall be payable solely on account of labor directly related to the Initial Installations and materials delivered to the Replacement Premises in connection with the Initial Installations (excluding any “soft costs” and Tenant’s Property). Tenant shall not be entitled to receive any portion of Landlord’s Contribution not actually expended by Tenant in the performance of the Initial Installations, nor shall Tenant have any right to apply any unexpended portion of Landlord’s Contribution as a credit against Rent or any other obligation of Tenant hereunder. Upon the completion of the Initial Installations and satisfaction of the conditions set forth in this Section, or upon the occurrence of the date which is 12 months after the Replacement Premises Commencement Date, whichever first occurs, any amount of Landlord’s Contribution which has not been previously disbursed shall be retained by Landlord.

(b) Landlord shall make progress payments to Tenant on a monthly basis, for the work performed during the previous month, up to 90% of Landlord’s Contribution. Each of Landlord’s progress payments shall be limited to an amount equal to the aggregate amounts theretofore incurred by Tenant (as certified by the chief financial officer of Tenant and by Tenant’s independent architect) to Tenant’s contractors, subcontractors and material suppliers which have not been subject to previous disbursements from Landlord’s Contribution multiplied by a fraction, the numerator of which is the amount of Landlord’s Contribution, and the denominator of which is the total contract price (or, if there is no specified or fixed contract price for the Initial Installations, then Landlord’s reasonable estimate thereof) for the performance of all of the Initial Installations shown on all plans and specifications approved by Landlord, provided that in no event shall such fraction be greater than one. Provided that Tenant delivers requisitions to Landlord on or prior to the 10th day of any month, such progress payments shall be made within 30 days next following the delivery to Landlord of requisitions therefor, signed by the chief financial officer of Tenant, and shall be accompanied by (i) with the exception of the first requisition, copies of partial waivers of lien from all contractors, subcontractors, and material suppliers covering all work and materials which were the subject of previous progress payments by Landlord and Tenant, (ii) a certification from Tenant’s architect that the work for which the requisition is being made has been completed substantially in accordance with the plans and specifications approved by Landlord and (iii) such other documents and information as Landlord may reasonably request. Landlord shall disburse any amount retained by it hereunder upon submission by Tenant to Landlord of Tenant’s requisition therefor accompanied by all documentation required under this Section, together with (A) proof of the satisfactory completion of all required inspections and issuance of any required approvals, permits and sign-offs for the Initial Installations by Governmental Authorities having jurisdiction thereover, (B) final “as-built” plans and specifications for the Initial Installations as required pursuant to the Lease, and (C) issuance of final lien waivers by all contractors, subcontractors and material suppliers covering all of the Initial Installations. The right to receive Landlord’s Contribution is for the exclusive benefit of Tenant, and in no event shall such right be assigned to or be enforceable by or for the benefit of any third party, including any contractor, subcontractor, materialman, laborer, architect, engineer, attorney, subtenant, assignee, licensee or other Person.

4.(a) On the earlier to occur of (i) Tenant’s occupancy of the Replacement Premises for the conduct of its business in the ordinary course, and (ii) 180 days after the date hereof (the “Surrender Date”), Tenant shall completely vacate the Original Premises in accordance with the terms of the Lease, as hereby modified, and shall surrender to Landlord, and Landlord shall accept the surrender of the Original Premises in their then “as is” undamaged condition and Tenant shall not be required to remove any installations therein, except Tenant’s furniture, fixtures, equipment and personal property, to the intent and purpose that the estate of Tenant in and to the Original Premises shall be wholly extinguished and that the term of the Lease with respect to the Original Premises only shall expire on the Surrender Date in the same manner and with the same effect as if such date were the date set forth in the Lease for the expiration of the term thereof. From and after the Replacement Premises Commencement Date, Tenant’s obligation to pay Fixed Rent, Operating Expenses, Real Estate Taxes and electricity charges with respect to the Original Premises shall terminate, except as otherwise required under the Lease, as hereby amended, and provided Tenant shall remain liable for all unpaid accrued rent and other obligations through such date. In the event that the Replacement Premises Commencement Date does not occur on the first day of a month such charges shall be prorated based on the actual number of days remaining in such month. From and after the Surrender Date, all references in the Lease to “demised premises”, “premises” or “Premises” shall be deemed to mean the Replacement Premises only, and all obligations accruing under the Lease with respect to the Original Premises from and after the later of the Surrender Date and the date Tenant surrenders possession of the Original Premises in the condition required by the terms of the Lease, as hereby amended, shall cease, except as expressly provided otherwise herein.

(b) Tenant represents and covenants that nothing has been or will be done or suffered whereby the Lease, or the term or estate thereby granted, or the Original Premises, or any part thereof, or any alterations, decorations, installations, additions and improvements in and to the Original Premises, or any part thereof, have been or will be encumbered in any way whatsoever, and that Tenant has and will have good right to surrender the Original Premises on the Surrender Date, and that no one other than Tenant has acquired or will acquire through or under Tenant any right, title or interest in or to the Original Premises, or any part thereof, or in or to said alterations, decorations, installations, additions and/or improvements or any part thereof.

(c) If Tenant shall fail to surrender the Original Premises pursuant to this Amendment on or before the Surrender Date, then Tenant shall be deemed to be a holdover in respect of the Original Premises and shall be subject to all of Landlord’s rights and remedies set forth in the Lease and this Amendment with respect to such holding over, and Landlord may pursue against Tenant any and all remedies available to it as landlord under the Lease or this Amendment or otherwise, at law or in equity, without affecting the rights and obligations of Landlord and Tenant under the Lease with respect to the Replacement Premises.

5.(a) Tenant shall have the right, to renew the Term for all of the Replacement Premises for a single renewal term (the “Renewal Term “) of five (5) years by notice (the “Renewal Notice “) delivered to Landlord not less than 12 months prior to the Extended Term Expiration Date, time being of the essence; provided, however, that (a) no Event of Default shall have occurred either on the date the Renewal Notice is given or on the Renewal Term Commencement Date (as hereinafter defined), and (b) the Tenant named herein shall not have assigned this Lease (other than to a Related Entity in accordance with the terms of the Lease), and along with its Related Entities shall be in occupancy of at least 80% of the rentable area of the Replacement Premises. Upon the giving of the Renewal Notice, this Lease shall be deemed renewed for the Renewal Term with the same force and effect as if the

Renewal Term had originally been included in the Extended Term. The Renewal Term shall commence on the day after the Extended Term Expiration Date (the “Renewal Term Commencement Date “) and shall terminate on the day preceding the fifth (5th) anniversary of the Renewal Term Commencement Date or such earlier date as the Lease shall terminate pursuant to any of the terms of this Lease.

(b) All of the terms, covenants and conditions of the Lease, as hereby amended, shall continue in full force and effect during the Renewal Term, except that (a) the Fixed Rent for the Renewal Term shall be equal to the greater of (i) 100% of the Fair Market Value (as hereinafter defined) and (ii) the annual Fixed Rent, Tenant’s Tax Payment and Tenant’s Operating Payment then in effect at the expiration of the initial term of this Lease, as hereby extended, (b) Tenant shall have no further right to renew the Term, (c) the Base Tax Year shall be the Tax Year commencing on the July 1st prior to the Renewal Term Commencement Date, and (d) the Base Expense Year shall be the Comparison Year commencing on the January 1st prior to the Renewal Term Commencement Date. Any termination, cancellation or surrender of the entire interest of Tenant under this Lease at any time during the Term shall terminate any right of renewal of Tenant hereunder.

(c) “Fair Market Value” shall mean the fair market annual rental value of the Replacement Premises at the commencement of the Renewal Term for a term equal to the Renewal Term, as determined by Landlord based on comparable space in the Building, including all of Landlord’s services provided for in this Lease, and with (a) the Replacement Premises considered as vacant, and in the “as is “ condition existing on the Renewal Term Commencement Date, (b) the Base Tax Year being the Tax Year commencing on the July 1st prior to the Renewal Term Commencement Date, and (c) the Base Expense Year being the Comparison Year commencing on the January 1st prior to the Renewal Term Commencement Date. The calculation of Fair Market Value shall also be adjusted to take into account all relevant factors. Prior to the commencement of the Renewal Term, Landlord shall deliver to Tenant Landlord’s determination of Fair Market Value.

(d) If Tenant shall dispute Landlord’s determination of Fair Market Value, Tenant shall give notice to Landlord of such dispute within 10 days after the delivery of Landlord’s determination to Tenant, and such dispute shall be determined by a single arbitrator appointed in accordance with the American Arbitration Association Real Estate Valuation Arbitration Proceeding Rules. If no notice of dispute is given by Tenant within such 10-day period (time being of the essence), then Landlord’s determination shall be binding upon Tenant. The arbitrator shall be impartial and shall have not less than 10 years’ experience in the County of New York related to the leasing of commercial office space in office buildings comparable to the Building, and the fees of the arbitrator shall be shared by Landlord and Tenant. Within 15 days following the appointment of the arbitrator, Landlord and Tenant shall attend a hearing before the arbitrator at which each party shall submit a report setting forth its determination of Fair Market Value, together with such information on comparable rentals and such other evidence as such party shall deem relevant. The arbitrator shall, within 30 days following such hearing and submission of evidence, render his or her decision by selecting the determination of Fair Market Value submitted by either Landlord or Tenant which, in the judgment of the arbitrator, most nearly reflects the Fair Market Value. The arbitrator shall have no power or authority to select any Fair Market Value other than a Fair Market Value submitted by Landlord or Tenant or to modify any of the provisions of this Lease, and the decision of the arbitrator shall be final and binding upon Landlord and Tenant. Prior to the determination of the arbitrator, Tenant shall pay Fixed Rent based on Landlord’s determination of Fair Market Value submitted to Tenant pursuant hereto, and following the arbitrator’s final determination, the amount of any overpayment or underpayment shall be appropriately adjusted between the parties.

(e) Landlord and Tenant, at either party’s request, shall promptly execute and exchange an appropriate agreement evidencing the extension of the Term for the Renewal Term, and the terms thereof in a form reasonably satisfactory to both parties, but no such agreement shall be necessary in order to make the provisions hereof effective.

6. The Security Deposit set forth in the Lease shall increase to $1,192,800.00 on the date hereof and Section 27.5 shall be deleted and replaced with the following:

“Section 27.5 Reduction. If Tenant (a) has not previously defaulted in its obligation to pay Rent to Landlord after notice and expiration of the applicable cure periods set forth in this Lease, (b) no Event of Default then exists, and (c) Taberna has submitted to Landlord its 2005 certified audited financial statements which depict a net worth of Taberna at least equivalent to the net worth shown on the financial information of Taberna submitted to Landlord during the negotiations hereof, then, provided that Tenant complies with the provisions of this Section 27.5 on the (1) later of (i) nine (9) full months of Fixed Rent payments for the Replacement Premises, and (ii) the nine (9) month anniversary of the date Tenant commences the operation of its business in the Replacement Premises after completion of its Initial Installations therein, the Security Deposit shall be reduced to $795,200.00, (2) five (5) year six (6) month anniversary of the Replacement Premises Commencement Date, and provided the Security Deposit was reduced pursuant to item (1) above, the Security Deposit shall be reduced to $596,400.00, and (3) on the seven (7) year six (6) month anniversary of the Replacement Premises Commencement Date, provided the Security Deposit was reduced pursuant to items (1) and (2) above, the Security Deposit shall be reduced to $397,600.00. The Security Deposit shall be reduced as follows: (A) if the Security Deposit is in the form of cash, Landlord shall, within 10 Business Days following notice by Tenant to Landlord that Tenant is entitled to reduce the Security Deposit pursuant to this Section 27.5, deliver to Tenant the amount by which the Security Deposit is reduced, or (B) if the Security Deposit is in the form of a Letter of Credit, Tenant shall deliver to Landlord an amendment to the Letter of Credit (which amendment must be reasonably acceptable to Landlord in all respects), reducing the amount of the Letter of Credit by the amount of the permitted reduction, and Landlord shall execute the amendment and such other documents as are reasonably necessary to reduce the amount of the Letter of Credit in accordance with the terms hereof. If Tenant delivers to Landlord an amendment to the Letter of Credit in accordance with the terms hereof, Landlord shall, within 10 Business Days after delivery of such amendment, either (x) provide its reasonable objections to such amendment or (y) execute such amendment of the Letter of Credit in accordance with the terms hereof.”

7. Landlord shall provide Tenant, at no cost to Landlord, within sixty (60) days after the full execution and unconditional delivery of this Amendment by both parties hereto, the then Mortgagee’s standard form subordination, non-disturbance and attornment agreement (“SNDA”), which will, among other things, provide that the Mortgagee will not (i) disturb Tenant’s occupancy in the Premises, provided Tenant is not then in default under the Lease, or (ii) change the terms of the Lease, as hereby amended, subject to Mortgagee’s standard terms and conditions contained in such SNDA. Tenant shall reimburse Landlord, within 10 days after demand therefor, for Landlord’s out-of-pocket costs, including reasonable attorney’s fees and disbursements, incurred in connection with obtaining such SNDA. Tenant shall not be subordinate to any future mortgage held by such Mortgagee, if Landlord fails to provide Tenant with an SNDA from such future Mortgagee.

8. Notwithstanding anything contained herein or in the Lease to the contrary, Tenant shall not be obligated to pay Landlord the 5% administrative fee referred to in Section 5.6 of the Lease with respect to the Initial Installations in the Replacement Premises.

9. Notwithstanding anything contained herein or in the Lease to the contrary, (i) Tenant’s sale to the general public of its Ownership Interests on a nationally recognized securities exchange shall not be deemed a voluntary assignment of this Lease requiring Landlord’s consent, and (ii) Tenant named above shall be deemed a Related Entity after the Lease assignment to Taberna.

10. Tenant represents and warrants that it has dealt with no broker, agent, or finder in connection with this amendment, except Goodstein Management, Inc. (Tenant hereby representing that Goodstein Management, Inc. is a duly licensed real estate broker in the State of New York). Tenant shall indemnify, defend and hold Landlord harmless in connection with any loss, cost, expense, damage or liability (including, without limitation, attorneys’ fees and disbursements) incurred by Landlord in connection with Tenant’s breach of the representation set forth above, including, without limitation any claims made by Brandywine Construction & Management, Inc. (or any of its affiliates).

11. Except as modified hereby, the Lease shall continue in full force and effect in accordance with its terms. To the extent of any conflict between the terms of this Amendment and the terms of the Lease, the terms of this Amendment shall control.

12. This Agreement shall be binding upon the parties hereto and their respective successors and permitted assigns.

13. This Agreement may be executed in one or more counterparts which when taken together shall constitute but one original.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

450 PARK LLC

By:	Taconic 450 Park LLC,
a Delaware limited liability company,
managing member

By:	Taconic 450 Park Principals LLC,
a Delaware limited liability company, managing member

By:
Name: Paul Pariser
Title: Member

TABERNA REALTY FINANCE TRUST

By:
Name:
Title:

EXHIBIT A

REPLACEMENT PREMISES

(attached hereto)

EXHIBIT B

ASSIGNMENT AND ASSUMPTION OF LEASE

(attached hereto)

ASSIGNMENT AND ASSUMPTION OF LEASE

THIS ASSIGNMENT AND ASSUMPTION OF LEASE, made as of the 31st day of October, 2005, by and between Cohen Brothers Financial, LLC (“Assignor”), and Taberna Realty Finance Trust, a Maryland Real Estate Investment Trust(“Assignee”).

WITNESSETH:

WHEREAS, Assignor, as Tenant, entered into a Lease with 450 Park, LLC, as Landlord, dated April 1, 2004 and an Amendment No. 1 dated April 1, 2005 (collectively the “Lease”), for Suites on the 23rd and 10th floors (the “Leased Premises”) of the building located at 450 Park Avenue, New York, NY 10011;

WHEREAS, Assignor desires to assign all of its right, title and interest in and to the Lease to Assignee, and Assignee desires to accept such assignment and assume all of Assignor’s obligations under the Lease as set forth herein, effective as of the date hereof.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained and for $10.00 and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Assignor hereby assigns, sets over and transfers unto Assignee to have and to hold from and after the date hereof all of the right, title and interest of Assignor in, to and under the Lease, including, without limitation, all of the right, title and interest of Assignor in and to any security deposits, prepaid rent or other sums held by Landlord under the Lease, and Assignee hereby accepts the within assignment and assumes and agrees with Assignor (and for the benefit of Landlord) to perform and comply with and to be bound by all the terms, covenants, agreements, provisions and conditions of the Lease on the part of the Tenant thereunder to be performed, whether such performance or compliance is required either before or after the date hereof by the terms of the Lease, in the same manner and with the same force and effect as if Assignee had originally executed the Lease as Tenant.

2. Assignor hereby unconditionally, absolutely and irrevocably agrees to indemnify and hold Assignee harmless of, from and against any and all costs, claims, obligations, damages, penalties, causes of action, losses, injuries, liabilities and expenses, including, without limitation, reasonable attorneys’ fees, arising out of, in connection with or accruing under the Lease before the date hereof.

3. Assignee hereby unconditionally, absolutely and irrevocably agrees to indemnify and hold Assignor harmless of, from and against any and all costs, claims, obligations, damages, penalties, causes of action, losses, injuries, liabilities and expenses, including, without limitation, reasonable attorneys’ fees, arising out of, in connection with or accruing under the Lease on and after the date hereof.

4. This Assignment and Assumption of Lease shall release Assignor from any of its obligations and liabilities accruing under the Lease from and after the date of this Assignment.

5. This Assignment shall become effective only when consented to by Landlord.

6. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date and year first above written.

ASSIGNOR:

ATTEST:	COHEN BROTHERS FINANCIAL, LLC

By:
Name:
Title:

ASSIGNEE:

ATTEST:	TABERNA REALTY FINANCE TRUST

By:
Name:
Title:

EXHIBIT C

CONSENT TO ASSIGNMENT

(attached hereto)

450 PARK LLC.

c/o Taconic Management Company

111 Eighth Avenue

New York, New York

As of October 31, 2005

Cohen Brothers Financial, LLC

450 Park Avenue

New York, New York 10011

Taberna Realty Finance Trust

1818 Market Street

Philadelphia, PA 19103

RE: CONSENT TO ASSIGNMENT

“Building”:	450 Park Avenue, New York, New York

“Premises”:	A portion of the 10th and 23rd floos of the Building

“Landlord”:	450 Park LLC

“Assignor”:	Cohen Brothers Financial, LLC

“Assignee”:	Taberna Realty Finance Trust (a private mortgage REIT)

“Lease”:	Lease dated as of April __, 2004, as amended by Amendment No.1 between Landlord and Assignor, as same may be further amended, modified, extended or restated from time to time

“Assignment”:	Assignment and Assumption of Lease dated as of October 31, 2005 between Assignor and Assignee, a copy of which is annexed hereto

Ladies/Gentlemen:

You have requested our consent to the assignment of the Lease pursuant to the Assignment. Such consent is hereby granted on the terms and conditions, and in reliance upon the representations and warranties, set forth in this letter (this “Agreement”).

1. Assignor represents and warrants to Landlord that (a) the Lease is in full force and effect; (b) the Lease has not been assigned, encumbered, modified, extended or supplemented (except pursuant to the Assignment); (c) Assignor knows of no defense or counterclaim to the enforcement of the Lease; (d) Assignor is not entitled to any reduction, offset or abatement of the rent payable under the Lease, except as expressly set forth in the Lease; (e) Assignor is not in default of any of its obligations or covenants, and has not breached any of its representations or warranties, under the Lease; (f) Landlord has paid all amounts and performed all work required to be paid or performed under the Lease in connection with the initial occupancy of the Premises under the Lease; and (g) to Assignor’s knowledge, Landlord is not in default of any of its obligations or covenants under the Lease.

2. Assignor and Assignee each represents and warrants to Landlord that (a) a true and complete copy of the Assignment is attached hereto and (b) the Assignment constitutes the complete agreement between Assignor and Assignee with respect to the subject matter thereof.

3. Landlord’s obligations under the Lease are governed only by the Lease and this Agreement. Landlord shall not be bound or estopped by any provision of the Assignment, including any provision purporting to impose any obligations upon Landlord. Nothing contained herein shall be construed as a consent to, approval of, or ratification by Landlord of, any of the particular provisions of the Assignment or any plan or drawing referred to or contained therein. Landlord has not reviewed or approved any provision of the Assignment.

4. If Assignor or Assignee violates any of the terms of this Agreement, or if any representation by Assignor or Assignee in this Agreement is untrue in any material respect, or if Assignee takes any action which would constitute a default under the Lease, then Landlord may declare the Lease to be in default and avail itself of all remedies provided at law or equity or in the Lease with respect to defaults.

5. Assignor and Assignee each agrees:

(a)	none of Landlord’s shareholders, partners, members, managers, directors, officers, agents or employees, directly or indirectly, shall be liable for Landlord’s performance under the Lease or this Agreement;

(b)	Landlord’s liability under the Lease and this Agreement shall be limited to Landlord’s interest in the Building;

(c)	it will not seek to satisfy any judgment against Landlord out of the assets of any person or entity other than Landlord (but only to the extent provided in clause (b) above); and

(d)	the obligations of Landlord under this Agreement and the Lease shall not be binding upon Landlord after the sale, conveyance, assignment or transfer by Landlord of its interest in the Building, and Assignor and/or Assignee shall look solely to the transferee for the satisfaction of such obligations. Any such transferee shall be deemed to have assumed all of Landlord’s obligations under this Agreement accruing after the date of such transfer.

6. Except as specifically set forth herein, nothing herein contained shall be construed to modify, waive, impair or affect any of the covenants, agreements, terms, provisions or conditions of the Lease, or to waive any breach thereof, or any rights of Landlord against any person, firm, association or corporation liable or responsible for the performance thereof, or to enlarge or increase Landlord’s obligations under the Lease. Except as specifically set forth herein, all covenants, agreements, terms, provisions and conditions of the Lease are being hereby mutually declared to be in full force and effect.

7. Assignor and Assignee, jointly and severally, indemnify Landlord against, and hold it harmless from, all costs, damages and expenses, including reasonable attorneys’ fees and disbursements, arising out of any claims for brokerage commissions, finders fees or other compensation in connection with the Assignment or procuring possession of the Premises or for any real estate transfer taxes which may be due with respect to the Assignment. Assignor and Assignee, at their sole expense, may defend any such claim with counsel reasonably acceptable to Landlord and settle any such claim at their expense, but only Landlord may approve the text of any stipulation, settlement agreement, consent order, judgment or decree entered into on its behalf. The provisions of this paragraph shall survive the expiration or sooner termination of the Lease.

8. Assignee hereby agrees to indemnify Landlord against, and hold it harmless from any and all losses, costs, expenses, claims and liabilities including, but not limited to, reasonable counsel fees, arising from the use, occupancy, conduct or management of the Premises by Assignee, or its agents, employees, contractors, representatives, invitees or visitors, or Assignee’s business activities therein. If any proceeding is brought against Landlord by reason of any such claim, Assignee, shall be responsible for Landlord’s costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) incurred in connection therewith. If any action or proceeding is brought against Landlord by reason of any such claims, Assignee, upon written notice from Landlord, shall, at Assignee’s sole cost and expense, resist or defend such action or proceeding using counsel reasonably approved by Landlord, but may not settle any such claim without Landlord’s prior written approval. The provisions of this paragraph shall survive the expiration of earlier termination of the term of the Lease. The indemnity and any right granted to Landlord pursuant to this paragraph shall be in addition to, and not in limitation of, Landlord’s rights under the Lease.

9. Landlord’s consent to the Assignment does not include consent to any further assignment of the Lease or any subletting of any portion of the Premises, each of which requires Landlord’s prior written consent to the extent provided in the Lease. If Assignee desires Landlord’s consent to any such other action it must specifically and separately request such consent.

10. Neither the execution and delivery of this Agreement or the Assignment, nor any acceptance of rent or other consideration from Assignee by Landlord or an agent of Landlord, shall operate to waive, modify, impair, release or in any manner affect Assignor’s liability or obligations accruing under the Lease prior to the effective date of the Assignment, and Assignor and Assignee shall be jointly and severally liable and responsible for the due keeping, performance and observation of all covenants, agreements, terms, provisions and conditions set forth in the Lease arising prior to the effective date of the Assignment on the part of the tenant to be kept, performed and observed. Assignor shall not be liable for any obligations accruing under the Lease from and after the effective date of the Assignment (such responsibility being the obligation of Assignee).

11. If there shall be any conflict or inconsistency between the terms, covenants and conditions of this Agreement or the Lease and the terms of the Assignment, then the terms, covenants and conditions of this Agreement or the Lease shall prevail. If there shall be any conflict or inconsistency between this Agreement and the Lease such conflict or inconsistency shall be determined for the benefit of, and by, Landlord.

12. The Lease and this Agreement constitute the entire agreement of the parties with respect to Landlord’s consent to the Assignment. This Agreement may not be changed except in writing signed by the party to be charged.

13. All statements, notices and other communications given pursuant to this Agreement must be in writing and must be delivered in accordance with the provisions of the Lease, addressed to Landlord as provided in the Lease and to the other parties at their addresses set forth above, or, if to Assignee, at the Building, or at such other address as any party may designate upon not less than 10 days prior notice given in accordance with the Lease. Any such communication shall be deemed delivered as provided in the Lease.

14. Landlord’s rights and remedies under this Agreement shall be in addition to every other right or remedy available to it under the Lease, at law, in equity or otherwise and Landlord shall be able to assert its rights and remedies at the same time as, before, or after its assertion of any other right or remedy to which it is entitled without in any way diminishing such other rights or remedies. The invalidity or unenforceability of any provision of this Agreement shall not impair the validity and enforceability of any other provision of this Agreement.

15. This Agreement shall bind and inure the benefit of the parties and their respective successors and assigns, except as provided in Paragraph 5(d) above, and except that it shall not inure to the benefit of any successor or assign of Assignor or Assignee whose status was acquired in violation of the Lease or this Agreement.

16. Each of Assignor and Assignee represents that it is duly authorized to execute and deliver this Agreement on behalf of such party and that it has full power and authority to enter into this Agreement.

17 Assignor agrees to pay, upon demand, Landlord’s reasonable out-of-pocket fees and disbursements incurred in connection with and related to the preparation and execution of this Agreement.

18. This Agreement will be construed and governed by New York law.

19 This Agreement may be executed in counterparts, each of which shall be deemed an original, and all such counterparts shall together constitute one and the same instrument.

Please acknowledge your agreement to the terms and conditions of this Agreement by signing the copy of this Agreement enclosed herewith and returning it to the Landlord. You may consider Landlord’s consent to be effective upon your receipt of a fully executed copy of this Agreement.

Very truly yours,

450 PARK LLC

By:	Taconic 450 park LLC,
A Delaware limited liability company,
Managing Member

By:	Taconic 450 park Principals LLC,
A Delaware limited liability company,
Managing Member

By:
Name:Paul Pariser
Title: Member

Agreed to:

COHEN BROTHERS FINANCIAL, LLC

By:
Name:
Title:

TABERNA REALTY FINANCE TRUST

By:
Name:
Title: